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Rise Gold Reports Result of Vested Rights Hearing

December 14, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") announces that the Board of Supervisors of Nevada County (the "Board") voted to adopt a resolution (the "Resolution") rejecting the Company's vested rights petition (the "Petition") to operate Idaho-Maryland Mine (the "IM Mine").

To establish a vested right, California law requires the Company to show by a preponderance of the evidence that mining was occurring at IM Mine at the time that Nevada County first required a use permit in 1954. The Resolution held that "the Petitioner failed to present sufficient evidence to support an affirmative conclusion regarding the scope of Petitioner's alleged vested right…." The Company presented approximately 2,000 pages of documents to demonstrate that the Mine was in production through 1956, including aerial photographs, maps, production flow sheets, lists of reagents used, gold production records, lists of equipment, exploration results, first-hand accounts of miners working at the mine, and annual reports.

Vested rights are protected under the constitutions of both the United States and California. Once the Company established that it has a vested right, the seminal case on vested rights in California, Hansen Brothers, requires that any opponent prove by clear and convincing evidence that the constitutionally-protected right has been abandoned. Abandonment may be shown only by proving both "(1) An intention to abandon; and (2) an overt act, or failure to act, which carries the implication the owner does not claim or retain any interest in the right to the nonconforming use."

The Resolution held that "under Hansen, there must be an objective manifestation of an intent to mine," which is clearly the opposite legal standard. The Resolution concluded further that "the subsequent owners understood that no vested right existed because they all requested permission via use permits for each of the uses." California case law clearly demonstrates that applying for a use permit does not negate a vested right, which runs with the land and is protected by the Constitution. David Watkinson, CEO of Emgold Mining Corp., which spent over twenty years developing the Mine, testified that Emgold's development plan exceeded historical production and therefore was ineligible for a vested right.

Megan M. Wold, Partner at the litigation firm Cooper & Kirk that the Company has hired to protect its property interests, commented: "Rise has clearly demonstrated a constitutionally-protected right to operate the IM Mine. Unfortunately, the Board received a biased Staff Report that was riddled with legal and factual errors. Despite the fact that Rise made the Board aware of these clear errors both in letters submitted before the hearing and in its presentation during the hearing, the Board relied on them to reach an outcome that is clearly not based in facts or law. A core function of the courts is to uphold constitutional rights, and we are confident that Nevada County's rejection of the Company's vested rights Petition will be set aside by the courts."

During deliberations, Supervisor Hoek remarked about the proceedings: "I feel like this is above my paygrade." Supervisor Scofield commented: "Since all of the points will apparently be argued to a higher authority, I am comfortable following the recommendations of the Nevada County staff." Supervisor Hall commented: "It is very unfortunate and difficult for us because we're not lawyers, this isn't a courtroom, and we're not judges, that we are depending on the Hansen case."

Supervisor Hall was a founding director of the anti-mining group Citizens Looking at Impact of Mining in Grass Valley (CLAIM-GV), which was formed for the specific purpose of opposing the re-opening of IMM. Hall also testified at a prior vested rights hearing and called the existence of the constitutional right a "loophole": "You can deny the vested rights and ask this miner to come in and get use permit like everyone else has to." Hall refused to recuse herself from the proceedings. An impartial tribunal is a basic requirement of administrative procedural due process, guaranteed under both the United States and California Constitutions.

Rise Gold CEO Joe Mullin reacted: "While we are disappointed by the Board's decision, we are proud of the presentation our team made to the supervisors and look forward to having our rights vindicated by the courts." The Board has told the Company that it will hold a hearing for a final vote on the Company's use permit application. Cooper & Kirk has written the County that if it should deny both the Petition and the use permit, "Rise will have suffered a compensable, unconstitutional taking…. The remedy for an unconstitutional taking is the payment of just compensation, which is the fair market value of the property taken. Based on comparable mines and historic yield at the Idaho-Maryland Mine, Rise's mineral estate is conservatively estimated to be worth at least $400 million."

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.